Exhibit 5.1

2100 STREET NW SUITE 900 WASHINGTON DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM	MORRISON & FOERSTER LLP AUSTIN, BEIJING, BERLIN, BOSTONN BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, MIAMI, NEW YORK, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

April 17, 2024

Board of Directors

Broad Street Realty, Inc.

11910 Freedom Drive

Suite 450

Reston, Virginia 20190

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Broad Street Realty, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 1,400,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, all of which Shares may be issued pursuant to awards under the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Plan”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares

Board of Directors

Broad Street Realty, Inc.

April 17, 2024

Page Two

specified in the applicable resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP